Exhibit 10.142

AUTOMOBILE SALE AND PURCHASE CONTRACT

Contract No.: QCMMHT-Qingdao Chengyang Medici-2020

Party A (Seller): Meihao Travel (Hangzhou) Automobile Technology Co., Ltd.

Registered Address: Room 311-315, Building 2, 253 Tinglan Street, Qiaosi Sub-District, Yuhang District, Hangzhou City, Zhejiang Province

Party B (Buyer): Qingdao Chengyang Medici Zhixing New Energy Automobile Co., Ltd.

Registered Address: A2 Office Zone, Fidelity International Trade City, 881 Qingwei Road, Chengyang Street, Chengyang District, Qingdao City, Shandong Province

Party A and Party B hereby enter into this contract for the purchase and sale of automobiles on the basis of equality, voluntariness and consensus through negotiation in accordance with relevant laws and regulations.

1.	Basic Vehicle information

The subject matter of the purchase and sale under this contract is a BYD brand car (hereinafter referred to as the "subject matter"). The specific information is as follows:

Brand	Car Series/Model	Colour	Quantity (unit)	Unit Price (RMB/unit)	Withholding Tax Amount of National Subsidy (RMB/unit)	Withholding Tax Amount of Local Subsidy (RMB/unit)
BYD	D1	Two-coloured (Crystal White and Fruity Green)	2000	112000	15750	/

2.	National and Local Subsidy Deposit

2.1 Within [/] days after the signing of this contract, Party B shall pay Party A the national and local subsidy deposit of RMB [/]/unit (in words: RMB /unit). The deposit shall be used by Party B to assist Party A in applying for national and local subsidies as required by Party A.

2.2 Party A shall return the national and local subsidy deposits (without interest) to Party B when the national and local subsidy deposits meet the following conditions at the same time:

2.2.1 The subject vehicle shall meet the requirement of reaching [2] million kilometres of driving mileage on the "New Energy Vehicle Service Platform" within the agreed period of the contract confirmed by both parties (if there is any adjustment to the kilometre standard, it shall be implemented according to the national policy and the licensing policy at that time);

2.2.2 Party B shall provide Party A with all the information required for the subsidy of new energy vehicles according to the national and/or local subsidy policies for new energy vehicles within 15 days after the completion of vehicle registration;

2.2.3 Party A shall review the above materials and match the mileage information with the "New Energy Vehicle Service Platform".

2.3 Regardless of whether Party B pays the national or local subsidy deposit, Party B has the obligation to perform the provisions of Article 2.2.1-2.2.3.

3.	Purchase Price and Payment Method

3.1 Purchase Price

3.1.1 The unit price for the purchase of the subject matter to be paid by Party B to Party A under this contract is RMB [112000]/unit (in words: one hundred twelve thousand yuan/unit) (including 13% tax), that is, the total price to be paid by Party B to Party A under this contract is (including 13% tax): RMB [224000000] (in words: two hundred twenty-four million yuan), of which the amount excluding tax is RMB [198230088.50].

3.1.2 The unit price of the above-mentioned car purchase shall be withheld according to the national subsidy ("national subsidy") RMB (15750)/unit) and the local subsidy RMB (/)/unit of the licensed city (Changsha). Party B shall provide Party A with the corresponding national subsidy materials and cooperate with Party A to apply for the national subsidy as required by Party A. If Party B fails to reach the mileage of [2] million kilometres within the specified time (if there is any adjustment to the kilometre standard, it shall be implemented according to the national policy and the licensing policy at that time), or fails to provide the relevant materials on time, or the materials provided are unqualified (including but not limited to the untrue materials provided) and other reasons of Party B, resulting in the failure to apply for the national subsidy or the failure to apply for in full amount, Party B shall, within (7) working days from the date of receiving Party A's notice, make up for the part of the subsidy that cannot be claimed or has not been claimed in full.

3.1.3 Party A and Party B confirm that the price of the subject vehicles under this contract has taken into account local subsidies, and Party B undertakes that if the contract vehicles can apply for local subsidies ("local subsidies"), the local subsidies shall be owned by Party A. If the policy stipulates that Party B should apply for the subsidy, Party B shall pay it to Party A within 10 days of the applied subsidy amount. If the policy stipulates that Party A should apply for the subsidy, Party B shall collect and provide the qualified information required for applying for local subsidies.

3.1.4 If the actual amount of subsidy applied by Party A is less than the deductible amount (RMB 15750/unit for national subsidy, RMB 10000/unit for local subsidy) due to policy or Party B's reasons, Party B shall make up the subsidy difference to Party A within 10 working days after the date when the subsidy policy is issued or the date when Party A receives the subsidy (whichever is earlier).

3.2 Party B shall make payment to Party A in the following ways:

3.2.1 Down payment: Within 3 days after signing the contract, Party B shall pay the down payment for the subject vehicles, which is RMB [22400000].

3.2. Party B shall, after receiving the notice of departure from Party A, pay Party A the balance of the subject vehicles in cash within [3] months after Party A's departure, which is, RMB [201600000] (in words: two hundred one million six hundred thousand yuan).

3.3. After the vehicles of the subject matter under this Agreement is dispatched, Party A shall issue a special value-added tax invoice to Party B according to the unit price of each subject matter.

3.4 The collection account information designated by Party A under this contract is as follows:

Account Name: Meihao Travel (Hangzhou) Automobile Technology Co., Ltd.

Bank: Business Department, Hangzhou Branch of China Zheshang Bank

Account Number: 3310010010120100885435

4.	Responsibilities of Each Party

4.1 Responsibilities of Party A

4.1.1 Party A undertakes to provide Party B with qualified products for sale.

4.1.2 Party A shall be responsible for applying for national subsidy for all vehicles under this contract, and the amount of subsidy applied for shall be owned by Party A. Party B shall cooperate with Party A to provide qualified materials required for applying for the national subsidy.

4.1.3 When delivering the vehicle to Party B, Party A shall provide:

(1) Vehicle certificate and conformity certificate.

(2) Quality service card or warranty manual.

(3) Vehicle operation manual or user manual.

(4) Car tools and spare parts.

4.1.4 Party A agrees to transport the vehicle to the place designated by [Party B] in accordance with the contract.

4.2 Responsibilities of Party B

4.2.1 Before using the vehicle purchased from Party A, Party B shall carefully read the warranty manual, operation manual and other documents carried by Party A when delivering the vehicle.

4.2.2 Party B shall accept and inspect the vehicle and accompanying items in accordance with this contract.

4.2.3 Party B undertakes to provide the necessary information for Party A to apply for national subsidy and/or local subsidy.

5.	Vehicle Delivery and Acceptance

5.1 Place of Vehicle Delivery: [Place designated by Party B].

5.2 Time of Vehicle Delivery: Party A and Party B shall negotiate and determine separately.

5.3 Method of Vehicle Delivery: Party A and Party B agree to deliver the vehicles under this Agreement using the method under [5.3.2].

5.3.1 After Party B receives Party A's instruction to pick up the vehicles, Party B shall pick up all the subject vehicles under this contract at one time.

5.3.2 Party B shall send the vehicle pick-up schedule for the next month to the email address [qi.zhen@byd.com] of the recipient [Qi Zhen] designated by Party A before the 5th of each month, and Party A shall arrange the vehicle departure plan after receiving the vehicle pick-up schedule. If Party A delays the delivery of the vehicle due to Party B's delay in sending the vehicle pick-up schedule, Party A shall not be liable for breach of contract.

5.3.3 Party A and Party B agree that the vehicles under this contract shall be picked up in [/] batches, and the number of vehicles picked up by Party B in each batch shall not be less than [/] units. Dates of Batch Pick-Ups: Party B shall pick up a batch of vehicles on each [/] working day and shall pick up all vehicles in the batch on the [/] working day of each pick-up cycle.

5.4 Delivery and Acceptance of Vehicles:

5.4.1 When the vehicles are delivered, both parties shall check and accept the vehicles on the spot, and Party B shall carefully inspect and confirm the appearance and basic functions of the purchased vehicles. If Party B finds that the model, specification, quantity and technical performance of the vehicles are not in conformity with the contract, unsatisfactory or defective during the acceptance, Party B shall submit it to Party A within [3] working days after the delivery of the vehicles.

5.4.2 When Party A hands over the vehicles to Party B for actual control and delivers the documents attached to the vehicle to Party B, Party B shall provide Party A with a sealed "Commodity Vehicle Handover Letter", which shall be deemed as the official delivery of the vehicles. If Party B fails to carry out the acceptance inspection within [3] working days after the delivery of the vehicles, and/or raises no objection to the vehicles, and/or fails to sign the "Commodity Vehicle Handover Letter", it shall be deemed that the vehicles have passed the acceptance inspection.

5.4.3 If Party B fails to pick up, inspect and accept the car according to the date notified by Party A, it shall be deemed that Party A has fulfilled the delivery obligations agreed in this contract, and Party B shall not require Party A to return any money already paid.

6.	Transfer of Ownership and Risk

6.1 The risk of the subject vehicles shall be transferred to Party B from the time when Party B notifies Party A of the departure of the vehicles, and the risk of damage to and loss of the vehicles after the transfer of vehicle risk shall be borne by Party B. If Party B delays receiving the vehicle, Party B shall be responsible for the risk of the vehicle, and Party B shall bear full responsibility for any additional losses or expenses caused to Party A.

6.2 The ownership of the subject vehicles shall be transferred to Party B after Party B pays the full amount and delivers the vehicles.

7.	Quality and After-Sales Service

7.1 The vehicles sold by Party A to Party B are new production vehicles without ownership or intellectual property disputes. The quality of the vehicles complies with the national automobile product standards or industry standards, complies with the safety driving and basic use requirements stated in the manual, and complies with the new energy vehicle quality assurance policy.

7.2 The vehicles sold by Party A to Party B must be a product listed in the automobile product catalog published and filed by the relevant national departments, and can pass the inspection of the public security traffic management department, and can be licensed for driving.

7.3 Party A shall provide the vehicle-mounted information for the license plate of the vehicle, accompanied by the Chinese operation manual and necessary maintenance instructions.

7.4 Vehicle Warranty

7.4.1 The warranty of the subject vehicles shall refer to the after-sales warranty policy of the BYD vehicle manufacturer.

7.4.2 Party A undertakes that the vehicles purchased by Party B can be maintained normally.

7.4.3 During the warranty period, Party B's vehicles shall be maintained at the repair station authorised by Party A or agreed in writing by both parties. The repair station authorised by Party A or agreed in writing by both parties shall be responsible for the regular maintenance of the vehicles and main parts under this agreement.

7.4.4 The warranty period for the entire vehicle of the BYD [D1] model is [1 year or 100000 kilometres], whichever comes first. The warranty range of the three electricity (battery, motor, electronic control) is [6] years or [60]0,000 kilometers, whichever comes first. The date of issuance of the unified invoice for motor vehicle sales shall be taken as the starting date of the extended warranty.

8.	Liability for Breach of Contract

8.1 Party B undertakes to complete the task of picking up all the subject matter before the date agreed by both parties. No matter what reason causes the failure to complete the task of picking up the subject matter, Party A has the right to request Party B to bear the penalty according to the number of vehicles not picked up* RMB [/]/unit

8.2 If Party B fails to provide Party A with the required qualified materials for applying for the national subsidy and/or local subsidy within [15] working days after the completion of licensing, resulting in Party A's failure to apply for the national subsidy or apply for it in full, Party B shall bear full responsibility for Party A's failure to apply for or insufficient application for partial losses.

8.3 If Party B fails to pay the performance deposit, order deposit, vehicle purchase payment, national and local subsidy deposit, subsidy difference and other payments within the time specified in the contract, Party A has the right to require Party B to bear the liability for breach of contract according to [0.01]%/day of the overdue amount. If the overdue period exceeds [30] days, Party A shall have the right to unilaterally terminate the contract and confiscate the deposit, vehicle payment and other payments made by Party B.

8.4 Party B agrees to complete the driving mileage of the subject vehicles displayed on the "New Energy Vehicle Service Platform" to reach more than [2]0000 km (if there is any adjustment to the kilometre standard, it shall be implemented according to the national policy and the licensing policy at that time) before [31] [December] [2022], and provide the qualified data required for applying for subsidies according to Party

A's requirements; otherwise, Party B shall pay Party A 1%/day of the "amount of subsidy for each subject matter (national subsidy RMB [15750]/unit; local subsidy RMB [/]/unit) * the quantity of subject matter" as penalty from the next day after Party B fails to complete the vehicle registration within the agreed time. If the penalty is not enough to cover all the losses of Party A, Party B shall also compensate Party A for the remaining losses (including but not limited to the difference between the amount of subsidies actually applied by Party A and the amount of subsidies already deducted).

8.5 Party B undertakes that the vehicles purchased from Party A under this contract will not be used for product retail and/or registered under the name of an individual before Party A successfully applies for the national subsidy and/or the local subsidy of the place where the vehicles are registered, and that Party B will not resell/transfer/gift the vehicles to others/other entities and register the vehicles in the name of another individual/other entities before Party A successfully applies for the national subsidy and/or the local subsidy of the place where the vehicles are registered, and that Party B shall not use the purchased vehicle for any activities that may damage the brand image of Party A and the vehicle; otherwise, Party B shall pay Party A a penalty at [30]% of the total purchase price of the contract.

8.6 Due to Party B's reasons, the registration of the contract vehicles cannot be completed before [30] [September] [2021] (subject to the registration date on the vehicle license). If Party B fails to complete the registration of the vehicles within the above period, and as a result, the actual amount of subsidy (including but not limited to the national subsidy and local subsidy of the registration place) applied by Party A is less than the amount of subsidy deducted from the contract price, Party A has the right to ask Party B to make up the difference between the subsidy already withheld and the subsidy actually received by Party A. If Party B is unable to complete the registration of the vehicle within the aforementioned period due to the departure of Party A, Party A shall bear the loss of the subsidy amount that has been deducted.

8.7 The nature of use of the vehicles purchased by Party B is an [operational nature]. If Party B needs to resell the subject vehicles in the future, Party B shall clearly inform the buyer of the actual warranty period of the vehicle in the sales contract. If Party B fails to inform the buyer of the actual warranty period of the vehicle, resulting in the buyer's or vehicle owner's complaints against Party A or the manufacturer of the subject matter, or requiring Party A or the manufacturer to undertake the warranty beyond the warranty conditions agreed in this agreement, Party B shall bear the corresponding responsibilities. If Party A or the manufacturer has undertaken the warranty responsibility required by the end customer, Party A or the manufacturer shall have the right to claim compensation from Party B.

8.8 If the liquidated damages under this contract are insufficient to cover the losses of Party A, Party B shall bear the responsibility of further compensating Party A for all losses. The losses of Party A include but are not limited to: the amount of national subsidies and local subsidies that Party A fails to apply for but has been deducted under this contract, legal fees, litigation fees, appraisal fees, warehousing management fees, labour costs, investigation fees, transportation costs, and other expenses, loss of stagnant materials, etc. At the same time, Party A and/or Party A's affiliated companies have the right to directly deduct all liquidated damages and compensation under this contract from the vehicle purchase payment paid by Party B and any expenses payable to Party B and Party B's affiliated companies. If the above expenses are insufficient to be deducted, Party B shall pay them to Party A within [3] days.

9.	Force Majeure

9.1 If either party of Party A and Party B is unable to perform this contract due to force majeure, it shall promptly inform the other party of the reasons for its failure to perform or fully perform the contract, and at the same time, take various reasonable measures to reduce the impact of force majeure on both parties, and shall provide proof within [5] days to allow delay in performance, partial performance or non performance of the contract, and may be partially or completely exempted from the liability for breach of contract according to the situation.

9.2 Force majeure refers to the events that neither party can foresee, avoid and overcome its occurrence and consequences when entering into this contract, and it is not the fault or negligence of the party that causes the delay or failure to perform its obligations under this contract, including but not limited to natural disasters (flood, earthquake, etc.), fire, riot, explosion, war, natural disasters, interruption or pause of means of transportation or other public utilities, or strike or shutdown in the factory of the vehicle supplier.

10.	Confidentiality Obligation

Party A and Party B undertake to keep confidential the documents, materials and information (including but not limited to trade secrets such as the price and conditions of the purchased vehicles, company plans, operation activities, financial information, technical information, operation information and the information specified in this contract) that belong to the other party and cannot be obtained from public channels that they learn of during the discussion, signing and execution of this contract. Without the consent of the provider of the data, documents and information, the information receiver shall not disclose all or part of the trade secret to any third party. Otherwise, once the information provider finds out, the information receiver will be liable to the information provider for breach of contract at a rate of RMB [10]0000 per time, and the information provider can unilaterally request to terminate the contract and confiscate all the expenses paid by the information receiver (including but not limited to: deposit, performance bond, vehicle payment, etc.). If required by Party A, Party B shall sign a separate confidentiality agreement with Party A.

11.	Methods of Dispute Resolution

Any dispute between Party A and Party B arising from the performance of this contract shall be resolved through negotiation. If the negotiation fails, a lawsuit shall be brought to the people's court with jurisdiction in the place where the contract was signed (Pingshan District, Shenzhen).

12.	Others

12.1 Matters not covered in this contract and matters to be changed during the performance of this contract shall be agreed by both parties through the signing of supplementary terms or supplementary agreements. The supplementary terms, supplementary agreements and appendices of this contract are integral parts of this contract.

12.2 This contract is signed on [5] [December] [2020], and takes effect from the date when the legal representatives or authorised representatives of both parties (hereinafter referred to as "signing representatives") sign and seal the contract. This contract is made in quadruplicate, with Party A and Party B holding two copies respectively, each of which has the same effect.

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Party A (seal): Meihao Travel (Hangzhou) Automobile Technology Co., Ltd.

Legal representative/authorised representative (signature): [seal: [illegible signature] Meihao Travel
(Hangzhou) Automobile Technology Co., Ltd.
3301100381750]

Party B (seal): Qingdao Chengyang Medici Zhixing New Energy Automobile Co., Ltd.

Legal representative/authorised representative (signature): [seal: [illegible signature] Qingdao Chengyang
Medici Zhixing New Energy Automobile Co.,
Ltd. special contract seal 3702020566222]